UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ANTICUS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	98-0375504

(State of incorporation)	(I.R.S. Employer Identification No.)

2175 reu de la Montagne, Suite 300
Montreal, Quebec, Canada H3G 1Z8

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be so registered

If this form relates to the registration of a class of securities pursuant to Section	12(b)	of the Exchange Act and is
effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section	12(g)	of the Exchange Act and is
effective pursuant to General Instruction A.(c), check the following box. [ X ]

Securities Act registration statement file number to which this form relates:	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $.001

(Title of class)

(Title of class)

Anticus International Corporation Form 8-A

Item 1. Description of Registrant’s Securities to be Registered

Common Stock

Our amended Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $.001 par value. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of Anticus.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Anticus, holders are entitled to receive, ratably, the net assets of Anticus available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. To the extent that additional shares of Anticus’ common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 2. Exhibits

Anticus International Corporation includes by reference the following exhibits:

3.1.1	Articles of Incorporation, exhibit 3.1.1 filed with the registrant’s Registration Statement on Form SB-2, as amended; filed with the Securities and Exchange Commission on December 18, 2003.

3.1.2	Amendment to Articles of Incorporation, exhibit 3.1.2 filed with the registrant’s Registration Statement on Form SB-2, as amended; filed with the Securities and Exchange Commission on December 18, 2003.

3.2	Bylaws, filed as exhibit 3.2 with the registrant’s Registration Statement on Form SB-2, as amended; filed with the Securities and Exchange Commission on December 18, 2003.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	ANTICUS INTERNATIONAL CORPORATION

Date: February 3, 2006
By: \s\	Gilles Varin, Interim President

Gilles Varin, Interim President, Director, Principal Executive Officer,